Extreme®

networks

                                                                                                                                                                                           Exhibit 10.1

February 10, 2015

Ken Arola

1738 Dry Creek Road

San Jose, CA 95125

Re: Addendum to your Offer Letter

Dear Ken:

This letter agreement (the "Letter Agreement"), effective as of the date written above (the "Effective Date"), shall serve as an addendum to your offer letter with Extreme Networks, Inc. ("Extreme" or the "Company") including  any amendments thereto; and shall supersede any contrary terms of employment you have with the Company. All references herein to "you” and "your" shall mean the undersigned.

On February 10, 2015, the Compensation Committee (the "Committee") of the Board of Directors of Extreme, after review of the Company's termination for convenience and change in control policies, resolved to offer you, as a valued member of the Executive Staff, additional terms of employment as follows:

1.   As of the Effective Date, upon your death or permanent disability, you or your heirs, as applicable, shall be entitled to the following benefits from the Company in addition to any other benefits to which you are otherwise entitled:

a.   A cash severance which shall be calculated as follows: (i) in the event that your death or permanent disability  does not occur following a Change of Control of the Company so as to fall within a Change in Control Period (as defined in the Executive Change in Control Plan), then as if you were terminated for convenience as of the date of your death or permanent disability; or (ii) in the event that your death or permanent disability  occurs following a Change of Control of the Company so as to fall within a Change of Control Period, then as if you were terminated in connection with a Change of Control of the Company as of the date of your death or permanent disability; and

b.   The acceleration and vesting in full of all of your time-based equity awards; and

c.The acceleration and vesting of certain Market Stock Units ("MSUs") granted to you prior to your death or permanent disability, the actual number of shares which shall vest to be calculated as if your death of permanent disability occurs within a Change of Control Period and as if you were terminated in connection with the Change of Control

(a "Double Trigger Event") pursuant to the terms of the MSU Grant.

The Committee also made changes to its policy regarding severance for termination for convenience of executives reporting to the CEO when such termination occurs not in connection with a change of control. This change in policy does not impact you as your original offer letter already addresses your

Addendum to Offer Letter (Arola) 3-9-15aa

E Extreme®

networks

rights in terms of severance in connection with your termination for convenience not in connection with a change in control.

The Letter Agreement, along with any agreements referenced herein, constitute the entire agreement between you and the Company concerning the terms and conditions of your employment with the Company. This Letter Agreement cannot be modified or amended except by a subsequent written agreement signed by you and the Company; provided, however, that the Company may, in its sole discretion, elect to modify your title, compensation, duties, or benefits without any further agreement from  you.

Sincerely,

/S/ Charles Berger

Charles Berger

CEO

Acknowledged and Agreed:

/S/ Ken Arola

Ken Arola

Chief Financial Officer

2

Addendum to Offer Letter (Arola) 3-9-lSaa